Exhibit 99.1

PRESS RELEASE

Boingo Wireless Agrees to Acquire Elauwit Networks

Transaction marks Boingo’s expansion into the high-growth multifamily market for Wi-Fi connectivity

LOS ANGELES — August 1, 2018 — Boingo Wireless (NASDAQ: WIFI), the leading DAS and Wi-Fi provider that serves consumers, carriers and advertisers worldwide, today announced that it has agreed to acquire Elauwit Networks, LLC (“Elauwit”), a leading provider of high-speed Wi-Fi and technology solutions to the student and multifamily housing market, for total cash consideration of $28.0 million. The purchase agreement also provides for contingent earn-out cash consideration for up to an additional $15.0 million based on the achievement of certain revenue targets for the acquired business following the closing of the acquisition during the 2018, 2019 and 2020 fiscal years.

Headquartered in Charleston, South Carolina, Elauwit provides high-speed Wi-Fi to 220 student housing and multifamily properties across the United States. Elauwit’s expertise in installing and operating Wi-Fi networks and services is highly complementary to Boingo’s military broadband product, both in terms of technology, infrastructure and the demographic served.

Boingo expects the transaction to expand its addressable market for venues by an additional 16 million multi-dwelling units across the United States. This represents a significant opportunity as the MDU market has been rapidly growing at a rate of approximately 20% year-over-year with MDU annual housing starts approaching an estimated 400,000 in 2018.

“We are thrilled to welcome the Elauwit team to the Boingo family and to jumpstart our entry into the rapidly growing multifamily space,” commented David Hagan, Chief Executive Officer of Boingo Wireless. “The acquisition aligns well with our strategy of securing long-term wireless rights at venues, building state of the art networks at these venues and monetizing those networks through our unique suite of products and services.”

Hagan continued, “With a 10-year track record and excellent reputation, Elauwit has done an incredible job over the past decade organically growing their business in the MDU space. We believe there is an opportunity to fuel growth in the MDU space by putting our capital to work on a selective basis. We also believe there is an opportunity to overlay additional products, such as small cell solutions, for accretive monetization and greater densification of coverage.”

“We’ve been fanatical about creating the best connectivity experiences in the multifamily market,” said Dan McDonough, chairman and founder of Elauwit. “We look forward to bringing Boingo’s resources as a larger, better capitalized company and their innovations as a technology pioneer to our customers. Our employees and our customers have always been at the heart of Elauwit’s success. I’m excited that both will have a bright future as part of the Boingo family.”

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Our vast footprint of DAS, Wi-Fi and small cells reaches more than a billion people annually, making Boingo one of the largest providers of indoor wireless networks. You’ll find Boingo connecting people at airports, stadiums, military bases, convention centers, and commercial properties. To learn more about the Boingo story, visit www.boingo.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding Boingo’s strategic plans, future guidance and future growth opportunities and the ability of Boingo to achieve financial, operational and strategic benefits from the acquisition of the Elauwit Networks. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company’s ability to maintain its existing relationships and establish new relationships with venue partners, its ability to complete build-outs and sign venue contracts, its ability to maintain revenue growth and achieve profitability, its ability to execute on its strategic and business plans, its ability to complete the Elauwit acquisition, its ability to successfully compete with new technologies and adapt to changes in the wireless industry, the application of new accounting standards, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2017 filed with the SEC on March 12, 2018 and Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 8, 2018, which the Company incorporates by reference into this press release. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Boingo, Boingo Wi-Finder, Boingo Broadband, the Boingo Wireless Logo and Don’t Just Go.  Boingo. are registered trademarks of Boingo Wireless, Inc.  All other trademarks are the properties of their respective owners.

CONTACTS:

Media Contact:

Lauren de la Fuente

Vice President, Marketing and Communications

ldelafuente@boingo.com

(310) 405-8517

Investor Contact:

Kimberly Orlando

Addo Investor Relations

investors@boingo.com

(310) 829-5400